Exhibit 4.2

DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following is a brief description of the registered securities of BellRing Brands, Inc. (the “Company” or “we,” “us” or “our”). This description is not complete and is qualified in its entirety by reference to the full text of our amended and restated certificate of incorporation filed as Exhibit 3.1 to our Form 8-K filed on October 21, 2019 and incorporated by reference herein, our amended and restated bylaws filed as Exhibit 3.2 to our Form 8-K filed on October 21, 2019 and incorporated by reference herein, and the applicable provisions of Delaware law.
Capital Stock
Our certificate of incorporation provides that we may issue up to 500,000,000 shares of Class A common stock, par value $0.01 per share, one share of Class B common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share (our Class A common stock and our Class B common stock are collectively referred to as our “common stock”). As of November 22, 2019, there were 39,428,571 shares of our Class A common stock, one share of our Class B common stock and no shares of our preferred stock, issued and outstanding. Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “BRBR”.
Common Stock
Voting. Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to stockholders for their vote or approval. For so long as Post Holdings, Inc. (“Post”) or its affiliates (other than us and our subsidiaries) directly own more than 50% of the non-voting membership units (the “BellRing Brands, LLC Units”) of BellRing Brands, LLC, a Delaware limited liability company (“BellRing Brands, LLC”) as described in the amended and restated limited liability company agreement of BellRing Brands, LLC entered into among our Company, BellRing Brands, LLC and Post on October 21, 2019 ( the “amended and restated limited liability company agreement”), the aggregate voting power of the share of our Class B common stock represents 67% of the combined voting power of the common stock of our Company and, in the aggregate, the holders of the Class A common stock have 33% of the combined voting power of the common stock of our Company. In the event that Post and its affiliates (other than us and our subsidiaries) hold 50% or less of the BellRing Brands, LLC Units, the holder of the share of Class B common stock will be entitled to a number of votes equal to the number of BellRing Brands, LLC Units held by all persons other than us and our subsidiaries; provided, that (i) Post, or its applicable affiliate, as the holder of the share of our Class B common stock, will only be entitled to cast a number of votes on its own behalf and at its own discretion equal to the number of BellRing Brands, LLC Units held by Post and its affiliates (other than us and our subsidiaries), and (ii) in the event that any BellRing Brands, LLC Units are held by persons other than us and our subsidiaries or Post and its affiliates, then Post, or its applicable affiliate, as the holder of the share of our Class B common stock, will cast the remainder of the votes to which the share of our Class B common stock is entitled only in accordance with instructions and directions from such other holders of the BellRing Brands, LLC Units in accordance with proxies granted by Post to, or voting agreements or other voting arrangements entered into by Post with, such other holders pursuant to the amended and restated limited liability company agreement. The holders of our Class A common stock and the holder of our Class B common stock vote together as a single class on all matters submitted to stockholders for their vote or approval, except with respect to any amendment of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of a class of our common stock so as to affect it adversely, which amendment must be approved by a majority of the votes entitled to be cast by the holders of the shares adversely affected by the amendment, voting as a separate class, or as otherwise required by applicable law.
Post owns the share of our Class B common stock and therefore, for so long as Post or is affiliates (other than us and our subsidiaries) own more than 50% of the BellRing Brands, LLC Units, controls 67% of the combined voting power of our outstanding common stock and will be able to control our business policies and affairs and any action requiring the general approval of our stockholders, including the adoption of amendments to our amended and restated certificate of incorporation and our amended and restated bylaws, the approval of mergers or sales of substantially all of our assets and the removal of members of our Board of Directors with or without cause. For so long as Post or its affiliates (other than us and our subsidiaries) directly own more than 50% of the BellRing Brands, LLC Units, Post also has the power to nominate a majority of the members to our Board of Directors under the investor rights agreement entered into between our Company and Post on October 21, 2019 (the “investor rights agreement”). The concentration of ownership and voting power of Post also may delay, defer or even prevent an acquisition by a third party or other change of control of our Company and may make some transactions more difficult or impossible without the support of Post, even if such events are in the best interests of minority stockholders.
Dividends. The holders of our Class A common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of legally available funds. The holder of our Class B common stock does not have any right to receive dividends.

Liquidation or Dissolution. Upon our liquidation or dissolution, the holders of our Class A common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than its par value, the holder of our Class B common stock does not have any right to receive a distribution upon a liquidation or dissolution of our Company.
Redemption. Subject to the terms of the amended and restated limited liability company agreement, BellRing Brands, LLC Units are redeemable for, at BellRing Brands, LLC’s option (as determined by its Board of Managers), (i) shares of our Class A common stock or (ii) cash (based on the market price of the shares of our Class A common stock). Each such redemption will be at an initial redemption rate of one share of Class A common stock for one BellRing Brands, LLC Unit, subject to customary redemption rate adjustments for stock splits, stock dividends and reclassifications.
Transferability. The share of our Class B common stock is owned by Post and may not be transferred except to an affiliate of Post (other than us and our subsidiaries); provided that Post may grant one or more proxies to, or enter into one or more voting agreements or other voting arrangements with, any persons other than us and our subsidiaries or Post’s affiliates to whom Post or any of its affiliates (other than us and our subsidiaries) transfers BellRing Brands, LLC Units pursuant to the amended and restated limited liability company agreement, and Post may transfer the share of our Class B common stock in connection with any distribution of its ownership interests in BellRing Brands, LLC by means of a spin-off or split-off to its shareholders.
Other Matters. Our Class A common stock and our Class B common stock have no preemptive rights pursuant to the terms of our amended and restated certificate of incorporation. There is no redemption or sinking fund provisions applicable to our Class A common stock or our Class B common stock. The outstanding share of our Class B common stock is fully paid and non-assessable and the outstanding shares of our Class A common stock are fully paid and non-assessable.
Preferred Stock
The rights of holders of our common stock may be materially limited or qualified by the rights of holders of preferred stock that we may issue in the future. Set forth below is a description of our authority to issue preferred stock and the possible terms of any such stock.
We are authorized to issue up to 50,000,000 shares of preferred stock. Our Board of Directors is authorized, subject to limitations prescribed by Delaware law and our amended and restated certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our Board of Directors is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by our stockholders, subject to applicable rules of the NYSE and Delaware law.
Authorizing our Board of Directors to establish preferred stock eliminates delays associated with seeking stockholder approval of the creation of a particular class or series of preferred stock. The rights of the holders of common stock are subject to the rights of holders of any preferred stock issued at any time, including in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of our Class A common stock and our Class B common stock, which could have an adverse impact on the market price of our Class A common stock. These provisions also could make it more difficult for our stockholders to effect certain corporate actions, including the election of directors.
Corporate Opportunities
The Delaware General Corporation Law permits the adoption of a provision in a corporation’s certificate of incorporation renouncing any interests or expectancy of a corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or to one or more of its directors, officers or stockholders.
Our amended and restated certificate of incorporation includes certain provisions regulating and defining the conduct of our affairs to the extent that they may involve Post and its directors, officers, employees, agents and affiliates (except that we and our subsidiaries are not deemed affiliates of Post or its affiliates for purposes of these provisions) and our rights, powers, duties and liabilities and those of our directors, officers, managers, employees and agents in connection with our relationship with Post. In general, and except as may be set forth in any agreement between us and Post, these provisions provide that Post and its affiliates may carry on and conduct any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as us; Post and its affiliates may do business with any of our customers, vendors and lessors; and Post and its affiliates may make investments in any kind of property in which we may make investments. In addition, these provisions provide that we renounce any interest or expectancy to participate in any business of Post or its affiliates.
Moreover, our amended and restated certificate of incorporation provides that we renounce any interests or expectancy in corporate opportunities which become known to (i) any of our directors, officers, managers, employees or agents who also are directors, officers, employees, agents or affiliates of Post or its affiliates (except that we and our subsidiaries are not deemed affiliates of Post or its affiliates for the purposes of the provision) or (ii) Post or its affiliates. The provision generally provides that neither Post nor our directors, officers, managers, employees or agents who also are directors, officers, employees, agents or affiliates of Post or its affiliates will be liable to us or our stockholders for breach of any fiduciary duty solely by reason of the fact that any such person pursues or acquires any corporate opportunity for the account of Post or its affiliates, directs, recommends or transfers such corporate opportunity to Post or its affiliates or does not offer or communicate information regarding such corporate opportunity to us or any person controlled by us because such person has directed or intends to direct such opportunity to Post or one of its affiliates. This renunciation does not extend to corporate opportunities expressly offered to one of our directors, officers, managers, employees or agents, solely in his or her capacity as a director, officer, manager, employee or agent of us.
These provisions in our amended and restated certificate of incorporation cease to apply at such time as (i) we and Post and its affiliates are no longer affiliates of one another and (ii) none of the directors, officers, employees, agents or affiliates of Post serve as our directors, officers, managers, employees or agents.
Anti-Takeover Effects of our Certificate of Incorporation and Bylaws
Our amended and restated certificate of incorporation and our amended and restated bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by our Board of Directors.
These provisions include:
Action by Written Consent; Special Meetings of Stockholders. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that, following the date on which Post and its various affiliates (other than us and our subsidiaries) cease to own of record more than 50% of the BellRing Brands, LLC Units (the “triggering event”), stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Prior to the triggering event, stockholder action may be taken by written consent in lieu of a meeting. Our amended and restated bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the affirmative vote of a majority of our entire Board of Directors, the Chairperson of our Board of Directors, by our Secretary, on the written request of Post and its successors (but only for so long as Post and its subsidiaries (other than us and our subsidiaries) own of record, in the aggregate, more than 50% of the BellRing Brands, LLC Units) or our President. Except as described above, stockholders are not permitted to call a special meeting or to require our Board of Directors to call a special meeting.
Advance Notice Procedures. Our amended and restated bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by stockholders in nominating persons for election to our Board of Directors. Ordinarily, the stockholder must give notice in writing to our Secretary not less than 90 days nor more than 120 days prior to the date of the first anniversary of the prior year’s annual meeting (and for purposes of calculating this date with respect to the first annual meeting, the annual meeting for the prior year shall be deemed to have been held on January 24, 2019); except that, in the event that the date of the meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made, except that such advance notice requirements shall not apply to Post with respect to business to be brought by Post before an annual meeting and, for so long as the investor rights agreement is in effect, such advance notice requirements shall not apply to Post with respect to any individual nominated or designated by Post for election or appointment to our Board of Directors. For stockholder proposals, the notice must include a description of the proposal, the reasons for the proposal and other specified matters. Our Board of Directors may reject any proposals that have not followed these procedures or that are not a proper subject for stockholder action in accordance with the provisions of applicable law. Although our amended and restated bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
Directors, and Not Stockholders, Fix the Size of our Board of Directors. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the number of our directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our Board of Directors, but in no event will it consist of less than five nor more than twelve directors.
Vacancies and Newly-Created Directorships on our Board of Directors. Subject to the rights of holders of any class or series of our capital stock outstanding, other than our common stock, and the rights of Post under the investor rights agreement (for so long as it remains in effect), any vacancy on our Board of Directors occurring for any reason prior to the expiration of the term of the director class in which the vacancy occurs (including vacancies which occur by reason of an increase in the number of directors) will be filled by (i) the affirmative vote of a majority of the remaining directors, even if less than a quorum, (ii) at a special meeting of our stockholders called for such purpose or (iii) prior to the triggering event, by written consent of one or more of our stockholders. A director elected to fill a vacancy will be elected for the unexpired term of his or her predecessor. These provisions could make it more difficult for stockholders to affect the composition of our Board of Directors.
Classified Board of Directors. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our Board of Directors are divided into three classes of directors serving staggered three-year terms. The number of directors assigned to each class is as equal as reasonably possible. With respect to the members of our Board of Directors in office as of October 21, 2019, the first class of directors will hold office until the first annual stockholders’ meeting for election of directors, the second class of directors will hold office until the second annual stockholders’ meeting for election of directors, and the third class of directors will hold office until the third annual stockholders’ meeting for election of directors. Each class will thereafter hold office until the third annual stockholders’ meeting for election of directors following the most recent election of such class and until their successors are duly elected and qualified. With only a portion of our Board of Directors up for election each year, the existence of a classified Board of Directors could render more difficult or discourage an attempt to obtain control of our Company because it would take more than one annual meeting to do so.
Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to applicable rules of the NYSE and Delaware law. These additional shares may be utilized for a variety of corporate purposes, including future public offerings or private offerings to raise additional capital, corporate acquisitions and employee benefit plans and equity grants. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise. We do not intend to solicit approval of our stockholders for issuance of authorized but unissued shares of our common stock and preferred stock, unless our Board of Directors believes that approval is advisable or is required by applicable rules of the NYSE or Delaware law.
Business Combinations with Interested Stockholders. In our amended and restated certificate of incorporation, we elected not to be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date on which the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. Nevertheless, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that Post and its various affiliates, successors and certain transferees designated by Post (including any such person who is granted a proxy by, or enters into a voting agreement with, Post pursuant to the amended and restated limited liability company agreement) are not deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly are not subject to such restrictions.
Amendments to Certificate of Incorporation and Bylaws
The Delaware General Corporation Law provides that a corporation may amend its certificate of incorporation upon a resolution of its board of directors proposing the amendment and its submission to the stockholders for their approval upon the affirmative vote of holders of a majority of the voting power entitled to vote thereon. Our amended and restated certificate of incorporation provides that our amended and restated certificate of incorporation may be amended in accordance with and upon the vote prescribed by Delaware law, except that:

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The holders of our Class A common stock and our Class B common stock are each entitled to vote separately upon any amendment to our amended and restated certificate of incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of the shares of such class of common stock in a manner that affects them adversely.

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Section 10 of our amended and restated certificate of incorporation (relating to indemnification) may be amended (or a provision inconsistent with Section 10 adopted) only upon the affirmative vote of not less than 85% of all of the voting power of all of the outstanding shares of our common stock then entitled to vote in the election of directors, voting together as a single class.

The Delaware General Corporation Law provides that the power to adopt, amend or repeal the bylaws of a corporation is held by the stockholders of the corporation, except that a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal its bylaws upon the board of directors of the corporation, but the fact that such power has been so conferred upon the board of directors will not divest the stockholders of such power or limit their power to adopt, amend or repeal the bylaws. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that a majority of all of the members of our Board of Directors may amend, alter, change or repeal any provision of our amended and restated bylaws, except that our Board of Directors may not amend, alter, change or repeal any provision of the bylaws relating to their amendment in any manner that alters the stockholders’ power to amend, alter, change or repeal the bylaws. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that our stockholders may amend, alter, change or repeal any provision of our amended and restated bylaws upon the affirmative vote of a majority of all of the voting power of our Company entitled to vote thereon, except that our stockholders do not have the power to amend, alter, change or repeal any provision of the bylaws relating to their amendment in any manner that alters our Board of Directors’ power to amend, alter, change or repeal the bylaws.
Directors’ Liability; Indemnification of Directors and Officers
The Delaware General Corporation Law permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

•	for any transaction from which the director derives an improper personal benefit.
The Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action or suit (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees and agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person has been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law and provides that we will provide them with customary indemnification. We entered into customary indemnification agreements with each of our directors and certain of our executive officers that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.
Amended and Restated Limited Liability Company Agreement
General. We are a holding company and we have no material assets other than our ownership of BellRing Brands, LLC Units and our indirect interest in the subsidiaries of BellRing Brands, LLC. Currently, the only members of BellRing Brands, LLC are us and Post. The operations of BellRing Brands, LLC and the rights and obligations of its members are governed by the amended and restated limited liability company agreement among us, Post and BellRing Brands, LLC.
Classes of Units. BellRing Brands, LLC has two classes of its common units, a voting membership unit and nonvoting common units (such nonvoting common units are referred to herein as the BellRing Brands, LLC Units). BellRing Brands, LLC has issued one voting membership unit to us, which confers upon us the right to appoint all of the members of the Board of Managers.
Governance. BellRing Brands, LLC is managed by its Board of Managers. The number of managers of BellRing Brands, LLC will be fixed from time to time exclusively by us, as the owner of the sole voting membership unit of BellRing Brands, LLC, but in no event will it consist of less than five nor more than twelve managers. As the owner of the sole voting membership unit, we have the sole power to appoint and remove all of the members of the Board of Managers, with or without cause. No other members of BellRing Brands, LLC, in their capacity as such, have any authority or right to appoint members to the Board of Managers, and therefore no other member controls BellRing Brands, LLC. The Board of Managers is responsible for the oversight of BellRing Brands, LLC’s operations and overall performance and strategy, while the management of the day-to-day operations of the business of BellRing Brands, LLC and the execution of business strategy is the responsibility of the officers and employees of BellRing Brands, LLC and its subsidiaries. None of the members of BellRing Brands, LLC have any authority or right to control the management of BellRing Brands, LLC or to bind it in connection with any matter. Post, however, has the ability to exercise majority voting control over our Company by virtue of its ownership of our Class B common stock (for so long as Post or its affiliates (other than us and our subsidiaries) directly own more than 50% of the BellRing Brands, LLC Units) and the investor rights agreement, which gives Post the ability to designate a majority of our Board of Directors (for so long as the votes that may be cast by Post under our amended and restated certificate of incorporation are more than 50% of the total voting power of our outstanding common stock).
Economic and Voting Rights of Members. Each BellRing Brands, LLC Unit entitles the holder to economic rights equal to the economic rights of each other BellRing Brands, LLC Unit. Other than the rights of our Company, as the holder of the sole voting membership unit, to fix the number of, and to appoint and remove, the members of the Board of Managers, the members of BellRing Brands, LLC have no voting rights, or power or authority to vote, approve or consent to any matter or action taken, or requested to be taken, by BellRing Brands, LLC, except for certain approval rights of Post, as described below under “-Coordination of BellRing Brands, Inc. and BellRing Brands, LLC,” and the members’ rights to approve certain amendments to the amended and restated limited liability company agreement, as described below under “-Amendments.”
Other BellRing Brands, LLC Securities. Under the amended and restated limited liability company agreement, the Board of Managers may in the future cause BellRing Brands, LLC to issue additional BellRing Brands, LLC Units or other, newly created classes of BellRing Brands, LLC securities having such rights, preferences and other terms as the Board of Managers determines, and in such amounts as the Board of Managers may determine. Any such issuance would have a dilutive effect on the economic interest our Company holds in BellRing Brands, LLC.
Distributions and Allocations. In general, under the amended and restated limited liability company agreement, BellRing Brands, LLC may make distributions to its members from time to time at the discretion of the Board of Managers. Such distributions will be made to the members on a pro rata basis in proportion to the number of BellRing Brands, LLC Units held by each member, except that the Board of Managers may cause BellRing Brands, LLC to make non-proportionate distributions to our Company in connection with any cash redemption of our Class A common stock. Net profits and net losses of BellRing Brands, LLC generally will be allocated to holders of BellRing Brands, LLC Units on a pro rata basis in proportion to the number of BellRing Brands, LLC units held by each member. The amended and restated limited liability company agreement provides, to the extent cash is available, for distributions pro rata to the holders of BellRing Brands, LLC Units such that members receive an amount of cash sufficient to cover the taxes payable by them as a result of the allocation of BellRing Brands, LLC’s net profits and losses and to cover obligations of our Company under the tax receivable agreement entered into by our Company, Post and BellRing Brands, LLC on October 21, 2019 (the “tax receivable agreement”). In addition, the amended and restated limited liability company agreement provides that BellRing Brands, LLC must reimburse our Company for any reasonable out-of-pocket expenses incurred on behalf of our Company, including all fees, costs and expenses of our Company associated with being a public company and maintaining our corporate existence. If and to the extent any such reimbursements constitute gross income to us or any of our affiliates, such amounts will be treated as “guaranteed payments” within the meaning of Internal Revenue Code Section 707(c) and will not be treated as distributions for purposes of computing the capital accounts of BellRing Brands, LLC’s members.
Coordination of BellRing Brands, Inc. and BellRing Brands, LLC. Under the amended and restated limited liability company agreement, any time our Company issues a share of Class A common stock or any other equity security entitled to any economic rights (including, without limitation, pursuant to equity compensation plans or outstanding options, rights, warrants or other awards thereunder), which such securities we refer to collectively as “economic company securities,” BellRing Brands, LLC must issue one BellRing Brands, LLC Unit (if our Company issues a share of Class A common stock) to us or such other equity security (if our Company issues an economic company security other than Class A common stock) corresponding to the economic company security our Company issues, and with substantially the same rights to dividends and distributions; provided, that the net proceeds we receive with respect to the corresponding economic company security, if any, must be concurrently contributed to BellRing Brands, LLC, subject to certain exceptions; provided further, that if our Company issues any shares of Class A common stock in order to purchase or fund the purchase from any person other than a member of BellRing Brands, LLC of a number of BellRing Brands, LLC Units or to purchase or fund the purchase of shares of Class A common stock, then BellRing Brands, LLC is not required to issue any new BellRing Brands, LLC Units and we are not required to contribute such net proceeds to BellRing Brands, LLC. BellRing Brands, LLC may not issue any additional BellRing Brands, LLC Units to our Company or to any of our subsidiaries unless substantially simultaneously therewith our Company or such subsidiary issues or sells an equal number of shares of Class A common stock to another person, and BellRing Brands, LLC may not issue any other equity securities to us or to any of our subsidiaries unless substantially simultaneously, our Company or such subsidiary issues or sells to another person an equal number of shares of a new class or series of the equity of our Company or such subsidiary with substantially the same rights to dividends and distributions and other economic rights as those of such BellRing Brands, LLC equity securities.
Conversely, subject to certain exceptions, neither our Company nor any of our subsidiaries may redeem, repurchase or otherwise acquire any shares of Class A common stock unless substantially simultaneously BellRing Brands, LLC redeems, repurchases or otherwise acquires from our Company or such subsidiary an equal number of BellRing Brands, LLC Units for the same price per security (or, if our Company uses funds received from distributions from BellRing Brands, LLC or other funds available to us that were not provided by BellRing Brands, LLC or the net proceeds from an issuance of Class A common stock to fund such redemption, repurchase or acquisition, then BellRing Brands, LLC will cancel an equal number of BellRing Brands, LLC Units for no consideration). The amended and restated limited liability company agreement contains similar provisions with respect to redemptions, repurchases or acquisitions by us or our subsidiaries of other equity securities.
If we determine that (i) the terms of any of our or our subsidiaries’ debt does not permit us to comply with the provisions of the amended and restated limited liability company agreement described above in connection with the issuance, redemption or repurchase of any shares of Class A common stock or other equity securities of our Company (or similar securities of our subsidiaries), or any BellRing Brands, LLC Units or other equity securities of BellRing Brands, LLC, or (ii) if (x) our Company

incurs any indebtedness and desires to transfer the proceeds of such indebtedness to BellRing Brands, LLC and (y) our Company is unable to lend the proceeds of such indebtedness to BellRing Brands, LLC on an equivalent basis because of restrictions in any debt instrument of our Company, then we may implement an economically equivalent alternative arrangement without complying with such provisions. Any such arrangement is subject to the prior written consent of Post for so long as Post holds at least 10% of the BellRing Brands, LLC Units.
Transfer of BellRing Brands, LLC Units. No member of BellRing Brands, LLC may directly or indirectly transfer all or any part of its BellRing Brands, LLC Units or any right or economic interest pertaining to such units, including the right to receive or have any economic interest in distributions or advances from BellRing Brands, LLC, or the voting membership unit, without the Board of Managers’ prior written consent, unless the transfer falls within a category of permitted transfers. The Board of Managers’ consent is not required in connection with the following permitted transfers:

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transfers pursuant to a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock or a merger, consolidation or other business combination of our Company;

•	transfers by Post to another person;

•	transfers in connection with a redemption of BellRing Brands, LLC Units (as described below under “-Redemption Rights”);

•	transfers of restricted securities (as defined in the investor rights agreement) in accordance with the investor rights agreement;

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transfers by Post in connection with any distribution of its beneficial retained interest in BellRing Brands, LLC to its shareholders (including transfers to a subsidiary of Post in connection therewith (whether or not accompanied by a merger of such subsidiary with our Company or any of its subsidiaries)); and

•	any other transfer of shares of our Class A common stock.

In connection with any (i) transfer by Post or any of its affiliates (other than us and our subsidiaries) of any BellRing Brands, LLC Units to any person other than us and our subsidiaries or Post’s affiliates, or (ii) issuance of additional BellRing Brands, LLC Units by BellRing Brands, LLC to any person other than us and our subsidiaries, Post or Post’s affiliates, in either case, Post or such affiliate must grant to the transferee a written proxy, or enter into a written voting agreement or other voting arrangement with such transferee; provided, that no such proxy, voting agreement or other voting arrangement will be required in connection with a transfer by Post (i) pursuant to a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock or a merger, consolidation or other business combination of our Company, (ii) as part of a redemption of BellRing Brands, LLC Units, (iii) of “registrable securities” (as defined in the investor rights agreement) in accordance with the investor rights agreement, (iv) as part of any distribution of its beneficial retained interest in BellRing Brands, LLC to its shareholders or (v) of shares of our Class A common stock.
Each such proxy, agreement or arrangement will set forth a specific number or percentage of votes to which the share of our Class B common stock is entitled that it covers for each applicable transferee, and:

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for so long as Post or its applicable affiliate (other than us or our subsidiaries), as the holder of the share of our Class B common stock, holds in the aggregate more than 50% of the BellRing Brands, LLC Units, whether the transferee will have the right to exercise any voting rights under such proxy, agreement or other arrangement;

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that, in the event that Post or its applicable affiliate (other than us or our subsidiaries), as the holder of the share of our Class B common stock, holds in the aggregate 50% or less of the BellRing Brands, LLC Units, the transferee will have the right to direct the holder of such share of our Class B common stock to cast a number of votes to which the outstanding share of Class B common stock is entitled equal to the number of BellRing Brands, LLC Units held by such transferee; and

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that, in the event of a subsequent transfer of BellRing Brands, LLC Units by such transferee to another person, such transferee’s rights under the proxy, agreement or other arrangement will automatically be deemed assigned or transferred, in whole or in part, to the subsequent acquiring person to the extent such person acquires associated BellRing Brands, LLC Units; except that any subsequent transfer of BellRing Brands, LLC Units to the holder of the share of our Class B common stock or us or our subsidiaries will constitute a revocation of the rights granted under such proxy, agreement or other arrangement with respect to the BellRing Brands, LLC Units so transferred.

Redemption Rights. Each member (other than us and our subsidiaries) has the right to cause BellRing Brands, LLC to redeem its BellRing Brands, LLC Units in exchange for, at BellRing Brands, LLC’s option (as determined by its Board of Managers), (i) shares of our Class A common stock or (ii) cash (based on the market price of the shares of our Class A common stock). The redemption of BellRing Brands, LLC Units in exchange for shares of our Class A common stock will be at an initial redemption rate of one share of our Class A common stock for one BellRing Brands, LLC Unit, subject to customary redemption rate adjustments for stock splits, stock dividends and reclassifications. Any decision to redeem BellRing Brands, LLC Units for cash rather than shares of our Class A common stock will ultimately be determined by the BellRing Brands, LLC Board of Managers.
Exculpation and Indemnification. Neither any member of the Board of Managers nor any member of BellRing Brands, LLC (including Post and us) nor their respective officers, directors, employees or other persons described in the amended and restated limited liability company agreement, which we refer to collectively as “covered persons,” will be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to BellRing Brands, LLC or to any other covered person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such covered person in good faith on behalf of BellRing Brands, LLC.
BellRing Brands, LLC will indemnify each covered person against any losses, claims, damages, liabilities, expenses and other amounts arising from claims or proceedings in which such covered person may be involved or become subject to in connection with any matter arising out of or in connection with BellRing Brands, LLC’s business or affairs or the amended and restated limited liability company agreement or any related document, unless such loss or other amount is a result of a covered person not acting in good faith on behalf of BellRing Brands, LLC or arose as a result of the willful commission of any act that is dishonest and materially injurious to BellRing Brands, LLC, results from its contractual obligations under any related document to be performed in a capacity other than as a covered person or results from the breach by any member of BellRing Brands, LLC (in such capacity) of its contractual obligations under the amended and restated limited liability company agreement.
Dissolution. BellRing Brands, LLC will be dissolved and its business wound up only upon the earliest to occur of forty-five days after the sale or other disposition of all or substantially all of the assets of BellRing Brands, LLC or upon the approval of the Board of Managers.
Amendments. The amended and restated limited liability company agreement may not be amended without the prior written consent of the Board of Managers and of members holding a majority in interest of BellRing Brands, LLC Units, except that the Board of Managers, acting alone, may amend the amended and restated limited liability company agreement (i) to reflect the admission of new members or transfers of units, as provided by and in accordance with the terms of the amended and restated limited liability company agreement, (ii) to effect any subdivisions or combinations of units made in compliance with the amended and restated limited liability company agreement and (iii) to issue additional BellRing Brands, LLC Units or any new class of units in accordance with the terms of the amended and restated limited liability company agreement.